Exhibit 99.4

FOURTH AMENDED AND RESTATED 2003 INCENTIVE PLAN

OF

TOA TECHNOLOGIES, INC.

(f/k/a ETADIRECT HOLDINGS, INC.)

1. PURPOSE; AWARDS PERMITTED.

This Fourth Amended and Restated 2003 Incentive Plan of TOA Technologies, Inc. (the “Plan”) is intended to promote the interests of TOA Technologies, Inc. (the “Company”) by giving incentives to the eligible officers and other employees and directors of and consultants and advisors to the Company and its Related Corporations, through providing opportunities to acquire stock in the Company. Certain capitalized terms have the meanings given them in Section 16 of the Plan.

The Plan permits the grants of Options to purchase shares of Common Stock, either ISOs or Non-Qualified Options; and awards of Restricted Stock. The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights, phantom stock awards or stock units.

The Company anticipates granting awards to Recipients in the State of California, and accordingly, notwithstanding anything to the contrary herein, each Option, award of Restricted Stock or other Award shall comply in all respects with Sections 25100, 25102 or 25105 of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby.

2. STOCK AVAILABLE FOR AWARDS.

The stock subject to Awards shall be authorized but unissued shares of that class of common stock of the Company having the greatest aggregate value of common stock issued and outstanding of the Company, or common stock with substantially similar rights to stock of such class (disregarding any difference in voting rights) (“Common Stock”), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued under the Plan is Seventy-seven Million Five Hundred Thirty-four Thousand Eight Hundred Ninety (77,534,890), all of which Shares may be issued under the Plan pursuant to Incentive Stock Options, subject to adjustment as provided in Section 12. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, is surrendered pursuant to an Option Exchange Program, or if the Company shall reacquire any Unvested shares issued pursuant to Awards due to forfeiture of such shares or repurchase by the Company at the original purchase price paid to the Company for such shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with the termination of a Recipient’s Business Relationship), the unpurchased shares subject to such Option, or such Unvested shares so reacquired shall again be available for grants of Awards under the Plan. In addition, any Shares which are retained by the Company upon exercise of an Award in order to satisfy the exercise or purchase price for such Award or any withholding taxes due with respect to such Award shall be treated as not issued and shall continue to be available for grants of Awards under the Plan. Notwithstanding the foregoing, subject to the provisions of Section 12, in no event shall the maximum aggregate number of shares that may be issued under the Plan pursuant to Incentive Stock Options exceed the number set forth in the second sentence of this Section 2 plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any shares that again become available for issuance pursuant to the remaining provisions of this Section 2.

3. ADMINISTRATION.

(a) Administration by Board of Directors or Committee.

(i) Multiple Administrative Bodies. The Plan will be administered by the Board; provided, if permitted by Rule 16b-3, as in effect at the time that discretion is being exercised with respect to the Plan, and by the legal requirements of the Applicable Laws relating to the administration of stock plans such as the Plan, if any, the Plan may (but need not) be administered by different administrative bodies with respect to (A) Directors who are not employees, (B) Directors who are employees, (C) Officers who are not Directors, (D) Officers who are not employees and (E) employees who are neither Directors nor Officers. All references in the Plan to the “Board” shall mean such administrative body.

(ii) Section 162(m). To the extent that the Board determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(v) Decisions Final. All decisions by the Board shall be final and binding and conclusive on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

(b) Express Grants of Authority.

Without limiting the power of the Board hereunder, the Board shall expressly have the authority:

(i) to grant and amend Awards, to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any Award;

(ii) to determine the Fair Market Value;

(iii) to amend the terms of any and all outstanding Options to provide an Exercise Price per share which is higher or lower than the then-current Exercise Price per share of such outstanding Options;

(iv) to accelerate the date or dates on which all or any particular Option or Options granted under the Plan may be exercised;

(v) to extend the dates during which all, or any particular, Option or Options granted under the Plan may be exercised;

(vi) to provide that any Restricted Stock shall be free of some or all restrictions;

(vii) to provide that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be;

(viii) in the event of the acceleration of the exercisability of one or more outstanding Options, to provide, as a condition of full exercisability of any or all such Options, that the Common Stock or other substituted consideration, including cash, as to which exercisability has been accelerated shall be restricted stock subject to forfeiture and return to the Company at the option of the Company at the cost thereof upon termination of employment or other relationship, with the timing and other terms of the vesting of such restricted stock or other consideration being equivalent to the timing and other terms of the superseded exercise schedule of the related Option;

(ix) to determine whether or not a Recipient has a Business Relationship with the Company, or whether it has been terminated, and when such termination occurs, which determination shall be made by the Board in its sole discretion (it being understood that the Board may, but need not, take into account the provisions of Regulation 1.409A-1(h)), and shall not be subject to challenge or review by the Recipient for any reason. Without limiting the foregoing, such determination may be made prospectively (i.e. in connection with proposed termination of the Recipient’s Business Relationship) even if at the time of such determination such Recipient continues to assert the right to, or has some continuing relationship with the Company. Further, if the Recipient is at such time a member of the Board, the Recipient shall not participate in such determination, and the determination of the remaining members of the Board, even if not a quorum, shall be binding;

(x) to take any action under this Plan on a case-by case basis, on the same basis or on different bases (treating differently each tranche, Award or individual or group or combination thereof) as the Board may determine; and

(xi) to make any adjustments or other decision under Section 12 of the Plan (or otherwise), whose determination as to what adjustments or decisions, if any, will be made and the extent thereof shall be final, binding and conclusive.

The Board may do any of the foregoing at any time and from time to time, despite the fact that the foregoing actions may (x) cause the application of Sections 280G and 4999 of the Code if a change in control of the Company occurs, or (y) disqualify all or part of the Option as an Incentive Stock Option, or (z) cause the application of Section 409A of the Code. In addition, the Board may with the consent of the affected Recipient implement an Option Exchange Program and establish the terms and conditions of such Option Exchange Program without consent of the holders of capital stock of the Company. The Board may do any of the foregoing at any time and from time to time, after consideration of such factors as the Board considers relevant (which may include any financial accounting consequences to the Company, e.g., under ASC Topic 718 or similar types of accounting requirements and guidance affecting the proper administration of the Plan).

(c) Non-U.S. Recipients.

Notwithstanding anything in the Plan to the contrary, with respect to any Recipient who is resident outside of the United States, the Board may, in its sole discretion, amend the terms of the Plan in order to conform such terms with the requirements of local law or to meet the objectives of the Plan. The Board may, where appropriate, establish one or more sub-plans for this purpose.

4. ELIGIBLE RECIPIENTS.

ISOs may be granted to any employee of the Company or of any Related Corporation. No person who is not such an employee may be granted an ISO. Non-Qualified Options and Restricted Stock may be granted to any employee, officer or director of, or consultant or advisor to the Company or any Related Corporation. The granting of any Award to any person shall neither entitle that person to, nor disqualify that person from, participation in any other grant of Awards.

5. RECIPIENT AGREEMENTS.

As a condition to the grant of an Award, each recipient of an Award shall execute a Recipient Agreement in such form not inconsistent with the Plan as the Board shall approve. In addition, the Recipients of Restricted Stock shall pay to the Company, if required, the applicable Original Issue Price for each share acquired. Recipient Agreements may differ among Recipients. The Board may, in its sole discretion, include provisions in Recipient Agreements not inconsistent with any provision of the Plan, including without limitation the effect of the termination of the Recipient’s employment or other relationship with the Company or a Related Corporation or the death or disability of the Recipient on the period during which an Option can be exercised; restrictions on transfer; repurchase rights; commitments to pay cash bonuses, to make, arrange for or guarantee loans or to transfer other property to recipients upon exercise of Options; or such other provisions as shall be determined by the Board.

6. OPTION EXERCISE PRICE/ORIGINAL ISSUANCE PRICE OF RESTRICTED STOCK.

(a) Exercise/Original Issue Price.

Subject to Sections 11(b) and 6(b) of the Plan, the Exercise Price for each Option and the Original Issue Price for Restricted Stock shall be determined by the Board.

(b) Minimum Exercise Price.

The Exercise Price for each Option shall not be less than the Fair Market Value of the underlying stock on the date of grant, subject to additional restrictions set forth in Section 11(b) in the case of ISOs.

(c) Minimum Original Issue Price.

The Original Issue Price for Restricted Stock shall in no event be less than the par value of the Common Stock.

(d) Default Exercise Price/Original Issue Price.

In the absence of provision in the applicable Recipient Agreement expressly addressing the Exercise Price or Original Issue Price of an Award, such Exercise Price or Original Issue Price shall be the Fair Market Value on the date of grant, or such greater minimum Exercise Price if required as set forth in Section 11(b) in the case of ISOs.

7. OPTION EXERCISE PERIOD.

(a) Exercise Period.

Each Option and all rights thereunder shall expire on the Expiration Date set forth in the applicable Recipient Agreement, subject to earlier termination upon the conditions set forth in the Plan or the applicable Recipient Agreement (or, for Options granted following the Plan Adoption Date, if not so set forth, as specified in this Section 7). Notwithstanding the foregoing, no Option shall be exercisable more than ten (10) years from the date of grant.

(b) Default Exercise Period.

In the absence of a provision in the applicable Recipient Agreement expressly addressing the term of any Option, except as otherwise provided in Section 11(d), the Option shall be for a term of ten (10) years from the date of grant (subject to earlier termination under the conditions specified in this Section).

(c) Default Post-Termination Exercise Period.

For Options granted following the Plan Adoption Date, in the absence of a provision in the applicable Recipient Agreement expressly addressing the post-termination exercise rights of any Option, the Option (whether ISO or Non-Qualified) shall terminate, prior to the Expiration Date, under the following conditions:

(i) If the cessation of such Business Relationship is for Cause, the right to exercise the Option shall terminate on the date of such cessation of Business Relationship.

(ii) If the Recipient dies during the course of the Recipient’s Business Relationship with the Company or a Related Corporation, or (unless the cessation of such Business Relationship was for Cause) within three (3) months after cessation of such Business Relationship, the Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one (1) year after the date of death (or within such lesser period as may be specified in the Recipient Agreement) but not thereafter.

(iii) If the Recipient becomes disabled (within the meaning of Section 22(e)(3) of the Code) during the course of the Recipient’s Business Relationship with the Company or a Related Corporation, the Option may be exercised within the period of one (1) year after the date the Recipient’s Business Relationship ceases because of such disability (or within such lesser period as may be specified in the Recipient Agreement) but not thereafter.

(iv) If the provisions of (i)-(iii) above do not apply, the Option may be exercised within the period of three (3) months after the date of cessation of Business Relationship, but not thereafter.

(d) Minimum Post-Termination Exercise Period for Options.

In the event of termination of the Recipient’s Business Relationship with the Company (other than termination for Cause), such Recipient shall have the right to exercise any Option held, to the extent he or she was otherwise entitled to exercise such Option on the date of termination, for at least: (i) six months from the date of termination if termination was caused by the Recipient’s death or “permanent total disability” (within the meaning of Section 22(e)(3) of the Code), or (ii) 30 days from the date of termination, if termination was due to reasons other than (x) such Recipient’s death, or (y) such Recipient’s “permanent total disability” (within the meaning of Section 22(e)(3) of the Code).

8. VESTING; REPURCHASE OF RESTRICTED STOCK.

(a) Vesting.

Recipient Agreements for Awards may provide that such Awards are subject to vesting, setting forth dates and amounts of Vested shares as of each date under the Award. All shares under an Award that are not Vested shares are “Unvested” shares. For the purpose of the foregoing, “Vested” shares of an unexercised option refers to those shares with respect to which the optionee has the right, at such time to exercise the Option and acquire such shares; “Unvested” shares of an unexercised option refers to the remaining shares subject to such Option; “Vested” and “Unvested” shares of Restricted Stock refer to shares which are subject to potentially differing treatment upon exercise of the repurchase right specified in Section 8(e).

(b) Default Conditions for Vesting.

In the absence of a provision in the applicable Recipient Agreement expressly specifying the conditions for vesting, if the Award is (i) an ISO, then the continuation of vesting shall be conditional upon the Recipient remaining an employee of the Company or a Related Corporation through any applicable date, and (ii) in the case of all other Awards, if the Recipient is in a Business Relationship with the Company or any Related Corporation on the grant date, then vesting shall be conditional on the Recipient continuing to be in a Business Relationship with the Company or any Related Corporation through any applicable date.

(c) Default Time Period for Vesting.

In the absence of provision in the applicable Recipient Agreement expressly addressing vesting of an Award, 25% of the Award shall vest on the first anniversary of the grant date of such Award and the remainder shall vest in 12 substantially equal quarterly installments thereafter, subject to continuous satisfaction of the vesting requirement specified in the Recipient Agreement (or in Section 8(b) if not so specified).

(d) Exercise of Vested Options.

Except as otherwise provided in the Recipient Agreement, an Option may be exercised by the Recipient, in whole or in part, with respect to all Vested shares at any time prior to the Expiration Date or the earlier termination of the Option, upon compliance with the condition to exercise in Section 9.

(e) Repurchase Right for Restricted Stock.

Except as otherwise specified in the Recipient Agreement, upon the termination for any reason of the Business Relationship of a Recipient of Restricted Stock, the Company, at its sole election, may repurchase and Recipient shall be obligated to sell, (i) all of the Unvested shares at the Original Issue Price, and (ii) all of the Vested shares at the Fair Market Value as of the effective date of termination of the Business Relationship. Except as otherwise specified in the Recipient Agreement, unless the Company notifies Recipient within three (3) months from the termination of the Business Relationship that it does not intend to exercise its repurchase option with respect to some or all of the Unvested shares, the repurchase option for the Unvested shares shall be deemed automatically exercised by the Company as of the end of such three (3) month period following such termination date, provided that the Company may notify Recipient that it is exercising its repurchase option as of a date prior to the end of such three (3) month period. Except as otherwise specified in the Recipient Agreement, if the Company elects to exercise its repurchase option set forth in this Section 8(e) with respect to the Vested shares, it shall give Recipient a written notice within three (3) months after termination of the Business Relationship, specifying the number of Vested shares that the Company elects to purchase. The notice shall also specify a date for the closing hereunder, which date shall be not more than thirty (30) calendar days after the giving of such notice. The closing shall take place at the Company’s principal offices or such other location as the Company may reasonably designate in such notice. At the closing, Recipient shall deliver to the Company the certificate or certificates representing the Unvested shares and the Vested shares being purchased against the simultaneous delivery of the purchase price by the Company. The Company may pay such purchase price in eight (8) equal quarterly payments bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, with the first payment to be made at the closing of the purchase and sale of shares, and each subsequent payment to be made in three-month intervals. The Company’s purchase rights are assignable by the Company it its sole discretion.

9. EXERCISE OF OPTIONS; PAYMENT OF EXERCISE PRICE AND ORIGINAL ISSUE PRICE

(a) Exercise of Option

Unless otherwise specified in the applicable Recipient Agreement, an Option shall be exercised by the Recipient’s delivery of written notice of exercise to the Treasurer of the Company, specifying the number of shares to be purchased and the purchase price to be paid therefor and accompanied by payment in full in accordance with this Section 9. Such exercise shall be effective upon receipt by the Treasurer of the Company of such written notice together with the required payment. The Recipient may purchase less than the number of shares covered by a Recipient Agreement, provided that no partial exercise of an Option may be for any fractional share.

(b) Payment of Exercise Price and Original Issue Price

Payment of the Exercise Price or Original Issue Price of an Award shall be determined by the Board (and, in the case of an Incentive Stock Option and to the extent required by Applicable Laws, shall be determined at the time of grant) and set forth in the applicable Recipient Agreement and may consist entirely of: (1) cash; (2) check; (3) to the extent permitted under, and in accordance with, Applicable Laws, delivery of a promissory note with such recourse, interest, security and redemption provisions as the Board determines to be appropriate (subject to the provisions of Section 152 of the Delaware General Corporation Law); (4) cancellation of indebtedness; (5) other previously owned shares of the Company’s Common Stock that have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price or Original Issue Price as to which the Award is exercised or purchased; (6) a Cashless Exercise; (7) such other consideration and method of payment permitted under Applicable Laws; or (8) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Board shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Board may, in its sole discretion, refuse to accept a particular form of consideration at the time of any exercise or purchase.

(c) Information for ISO Recipient.

Upon a Recipient’s exercise of an ISO, the Company shall provide to the Recipient the information required pursuant to Section 6039 of the Code.

10. NONTRANSFERABILITY OF AWARDS.

Options shall not be assignable or transferable by the Recipient, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Recipient, shall be exercisable only by the Recipient; except that Non-Qualified Options may also be transferred by instrument to an inter vivos or testamentary trust in which the Non-

Qualified Options are to be passed to the Recipient’s beneficiaries upon the Recipient’s death, or by gift to the Recipient’s “family members” (as defined in Rule 701 of the Securities Act). No Plan participant may transfer any right to Restricted Stock under this Plan except by will or the laws of descent and distribution, and by instrument to an inter vivos or testamentary trust in which the Restricted Stock is to be passed to the Recipient’s beneficiaries upon the Recipient’s death, or by gift to the Recipient’s “family members” (as defined in Rule 701 of the Securities Act).

11. ADDITIONAL ISO REQUIREMENTS.

ISOs granted under the Plan are subject to the additional following requirements:

(a) Designation.

The ISO shall, at the time of grant, be specifically designated as an Incentive Stock Option (or ISO) in the applicable Recipient Agreement.

(b) Exercise Price.

The Exercise Price shall not be less than 100% of the Fair Market Value at the time of grant of such ISO, or less than 110% of such Fair Market Value in the case of an ISO granted to a 10% Shareholder.

(c) $100,000 Aggregate Grant Limitation.

In no event shall the aggregate Fair Market Value (measured for each grant at the time of grant of an ISO) for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any Related Corporation) exceed One Hundred Thousand Dollars ($100,000). Any Option which would, but for its failure to satisfy the foregoing restriction, qualify as an ISO shall nevertheless be a valid Option, but to the extent of such failure it shall be deemed to be a Non-Qualified Option.

(d) Expiration Date.

The Expiration Date for the ISO shall not be later than ten years after the date on which the ISO is granted and, in the case of an ISO granted to a 10% Shareholder, such Expiration Date shall not be later than five years after the date on which the ISO is granted.

(e) Continuous Employment Required; Post-Termination Exercise.

No ISO may be exercised unless, at the time of such exercise, the Recipient is, and has been continuously since the date of grant of the ISO, employed by the Company or a Related Corporation, except that:

(i) An ISO may be exercised within the period of three (3) months after the date the Recipient ceases to be an employee of the Company and any Related Corporation (or within such lesser period as may be specified in the applicable Recipient Agreement or this Plan).

(ii) If the Recipient dies while in the employ of the Company or a Related Corporation, or within three (3) months after the Recipient ceases to be such an employee of the Company or a Related Corporation, the ISO may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one (1) year after the date of death (or within such lesser period as may be specified in the Recipient Agreement or this Plan).

(iii) If the Recipient becomes disabled (within the meaning of Section 22(e)(3) of the Code) while in the employ of the Company or a Related Corporation, the ISO may be exercised within the period of one (1) year after the date the Recipient’s employment ceases because of such disability (or within such lesser period as may be specified in the Recipient Agreement or this Plan).

Notwithstanding the foregoing provisions of this Section 11(e), no ISO may be exercised after its Expiration Date.

(f) Reclassified Options.

Any Option which would, but for its failure to satisfy the foregoing restriction, qualify as an ISO shall nevertheless be a valid Option, but to the extent of such failure it shall be deemed to be a Non-Qualified Option.

12. ADJUSTMENTS; MERGER, SALE OF SUBSTANTIALLY ALL ASSETS, REORGANIZATION, ETC.

(a) Definition of Reorganization.

“Reorganization” means a merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, holding company formation or other similar type of transaction, the liquidation of the Company, or the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock.

(b) Continuation of Awards.

Upon the consummation of a Reorganization, the Board or the board of directors of the surviving or acquiring entity (as used in this Section 12 of the Plan, also the “Board”), may, in its sole discretion, treat each outstanding Award (vested or unvested) as it determines, which determination may be made without the consent of any Recipient and need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Recipient, may provide (without limitation) for one or more of the following in the event of a Reorganization: (1) the continuation of such Awards by the Company; (2) the assumption of such Awards by the surviving or acquiring entity; or (3) the substitution by the surviving corporation or its parent on an equitable basis for the shares then subject to such Awards either (i) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Reorganization, (ii) shares of stock of the surviving or acquiring corporation, or (iii) such other securities, consideration or rights as the Board deems appropriate, so long as the Fair Market Value of which (as determined by the Board in its sole discretion) does not materially differ from the Fair Market Value of the Awards immediately preceding the Reorganization; and provided, that any new Options substituted for ISOs shall meet the requirements of Section 424(a) of the Code, and the requirements of Prop. Regulation 1.409A-(b)(5)(v)(D).

(c) Termination of Awards.

In addition to or in lieu of the actions described in this Section 12, in connection with any Reorganization, with respect to outstanding Awards (vested or unvested), the Board may, on the same basis or on different bases as the Board may specify, upon written notice to the affected recipient, provide, without limitation and without the consent of any Recipient, that: (i) any or all then exercisable Options (a) must be exercised in whole or in part within a specified number of days of the date of such notice, at the end of which period such Options shall automatically terminate or (b) be terminated in exchange for a cash payment or such other consideration as may be received by the Company in connection with the Reorganization equal to the excess of the Fair Market Value (as determined by the Board in its sole discretion) for the shares subject to such Options over the Exercise Price thereof; (ii) any or all Options that are not then exercisable (“Unexercisable Options”) shall be terminated for no consideration; and/or (iii) any or all Unvested shares or other unvested rights issued or issuable pursuant to other Awards (“Unvested Rights”) shall be terminated for such consideration, if any, as determined by the Board.

(d) Accelerated Vesting.

(i) In addition to, in lieu of, or in connection with any of the actions described in this Section 12, in connection with any Reorganization, with respect to outstanding Unvested Awards, the Board may provide that such Awards may become fully Vested, or any or all future unvested portions of such Award become Vested, or any combination of the foregoing; but may also provide as a condition to exercising any or all Unexercisable Options as to which exercisability has been accelerated, that the Common Stock issuable upon exercise thereof shall be Restricted Stock subject to forfeiture and repurchase at the option of the Company (or the surviving or acquiring entity in such Reorganization (the “Successor”), as applicable) at the cost thereof upon termination of employment or other relationship, with the timing and other terms of the vesting of such Restricted Stock being equivalent to the timing and other terms of the superseded vesting schedule of the related Unexercisable Options.

(ii) Notwithstanding any provision of this Plan to the contrary, in the event that (x) any Unvested Award is terminated in connection with any Reorganization pursuant to Section 12(c) above, and (y) the agreement pursuant to which the Company granted or issued such Unvested Award (the “Award Agreement”) provided that the vesting or exercisability of such Unvested Award would accelerate (in whole or in part) upon the occurrence of one or more specified events following a Reorganization (an “Acceleration Event”), then the Board may, in its sole discretion, make appropriate provision to ensure that the holder of such Unvested Award shall receive a contractual right at the time of such termination such that, notwithstanding such termination, in the event such Acceleration Event occurs following the Reorganization, such holder shall be entitled to receive from the Company or its Successor (as applicable) the cash payment or other consideration to which such holder would have been entitled with respect to the portion of such Unvested Award that would have accelerated pursuant to the Award Agreement had such Award been continued by the Company or assumed by the Successor in accordance with Section 12(b) above.

(e) Continuation of Repurchase Rights.

Unless otherwise determined by the Board, any repurchase rights or other rights of the Company that relate to any Awards shall continue to apply to consideration, including cash and amended Awards, that has been substituted, assumed or amended for Awards pursuant to this Section 12 of the Plan. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

(f) Substitution of Securities.

Unless otherwise provided by the Board consistent with its powers under this Section 12 of the Plan, if, through or as a result of any Reorganization, (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company or a corporation or other entity controlled by or controlling the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash property is distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment shall be made in (a) the maximum number and kind of shares reserved for issuance under the Plan, (b) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (c) the price for each share subject to any then outstanding Awards under the Plan, without changing the aggregate purchase price as to which any Options remain exercisable. No fractional shares shall be issued under the Plan on account of any adjustments set forth in this Section 12 of the Plan or otherwise. Notwithstanding the foregoing provisions of this Section 12(f), no adjustment shall be made pursuant to this Section 12(f) if such adjustment would cause any ISO granted under the Plan to fail to qualify as an incentive stock option within the meaning of Section 422 of the Code. Notwithstanding the foregoing, the Board will make such adjustments to an Award required by Section 25102(o) of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby with respect to the Award.

(g) Substitution of Awards.

The Company may grant Awards under the Plan in substitution for Options or other Awards held by employees of another corporation who become employees of the Company or a Related Corporation as the result of a Reorganization. The Company may direct that substitute Awards be granted on such terms and conditions as the Board considers appropriate in the circumstances; provided, however, that any Options substituted for ISOs shall meet the requirements of Section 424(a) of the Code to the extent practicable.

13. RELATIONSHIP OF RECIPIENTS

(a) No Rights as Shareholder.

The holder of an Option shall have no rights as a shareholder with respect to any shares covered by the Option (including, without limitation, any voting rights, or any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

(b) No Rights to Employment.

Nothing contained in the Plan or in any Recipient Agreement or other agreement or instrument executed pursuant to the provisions of the Plan shall confer upon any Recipient any right with respect to the continuation of his or her employment by or Business Relationship with the Company or any Related Corporation or interfere in any way with the right of the Company or a Related Corporation at any time to terminate such employment or Business Relationship to increase or decrease the compensation of the Recipient.

(c) No Rights Under Other Plans.

Except as to plans which by their terms include such amounts as compensation, no amount of compensation deemed to be received by an employee as a result of any Award will constitute compensation with respect to which any other employee benefits of such employee are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board.

(d) Stockholder Agreement.

Except as may be specifically stated to the contrary in the applicable Recipient Agreement, if at the time of the grant of an Award or exercise thereof the Stockholder Agreement(s) shall then be in effect, it shall be a condition of the grant of an award of Restricted Stock or the exercise of an Option that the Recipient become a party to the Stockholder Agreement(s) upon Company’s request. Any obligations of a Recipient under the Stockholder Agreement(s) (such as for example regarding the right of the Company to repurchase securities in certain circumstances) shall be in addition to, and not in substitution of any obligation hereunder.

14. COMPLIANCE WITH SECURITIES LAWS.

(a) Rule 701 Compliance.

Unless in the opinion of counsel to the Company the issuance of securities under this Plan is exempt from the requirements of Rule 701, the Company must:

(i) deliver to each Recipient a copy of this Plan and the Recipient Agreement for each Award and

(ii) (b) if the aggregate amount of Common Stock issued under the Plan (or other compensatory plans of the Company) in any consecutive 12-month period exceeds $5 million as calculated under the Rule 701 under the Securities Act, the Company shall deliver the following disclosure to each Recipient a reasonable period of time before the issuance of Common Stock to such Recipient under this Plan (including a reasonable period of time prior to the date of exercise of any Option):

(A) A summary of the material terms of the Plan;

(B) Information about the risks associated with investment in the Common Stock; and

(C) Financial statements required to be furnished under Rule 701, which must be as of a date no more than 180 days before the issuance of Common Stock.

(b) Investment Intent.

The Board may require any person to whom an Option is granted, as a condition of exercising such Option, and any person to whom Restricted Stock is granted, as a condition thereof, to give written assurances in substance and form satisfactory to the Board to the effect that such person is acquiring the Common Stock subject to the Award for such person’s own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws, or with covenants or representations made by the Company in connection with any public offering of its Common Stock.

(c) Regulatory Requirements.

Each Option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

(d) Legends.

All stock certificates representing shares of Common Stock issued to the Recipient hereunder shall have affixed thereto legends substantially in the following forms, in addition to any other legends required by applicable state law:

“The shares of stock represented by this certificate have not been registered under the Securities Act and may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to the shares evidenced by this certificate, filed and made effective under the Securities Act, or an opinion of counsel satisfactory to the Company to the effect that registration under such Act is not required.”

“The shares of stock represented by this certificate are subject to certain restrictions on transfer contained in a Recipient Agreement, a copy of which will be furnished upon request by the issuer.”

(e) Lock-up Period.

If the Company effects an initial underwritten public offering of Common Stock registered under the Securities Act, shares acquired under this Plan may not be sold, offered for sale or otherwise disposed of, directly or indirectly, without the prior written consent of the managing underwriter(s) of the offering, for such period of time after the execution of an underwriting agreement in connection with such offering that all of the Company’s then directors and executive officers agree to be similarly bound.

15. WITHHOLDING AND NOTICE OF DISQUALIFYING DISPOSITION

(a) Withholding.

The Company shall have the right to deduct from payments of any kind otherwise due to the Recipient any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any shares issued with respect to an Award, including without limitation the making of a purchase of Common Stock for less than its Fair Market Value, the making of a Disqualifying Disposition, or the vesting of Restricted Stock. The Board in its sole discretion may condition the exercise of an Option or the acquisition of Restricted Stock on the grantee’s payment of such additional withholding taxes, regardless of whether or not a provision relating thereto is included in the Recipient Agreement.

The Board may, to the extent permitted under Applicable Laws, permit a Recipient (or in the case of the Recipient’s death or a permitted transferee, the person holding or exercising the Award) to satisfy all or part of his or her tax, withholding, or any other required deductions or payments by Cashless Exercise or by surrendering shares of the Company’s Common Stock (either directly or by stock attestation) that he or she previously acquired; provided that, the shares withheld in the Cashless Exercise must be limited to avoid financial accounting charges under applicable accounting guidance and any such surrendered shares must have been previously held for any minimum duration required to avoid financial accounting charges under applicable accounting guidance. Any payment of taxes by surrendering shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the Securities and Exchange Commission.

(b) Notice of Disqualifying Dispositions.

Each employee who receives an ISO must agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition of any Common Stock acquired pursuant to the exercise of an ISO. “Disqualifying Disposition” is any disposition

(including any sale) of such Common Stock before the later of (a) two (2) years after the date the employee was granted the ISO or (b) one (1) year after the date the employee acquired Common Stock by exercising the ISO. If the employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

(c) Compliance With Code Section 409A

All Plan terms shall be interpreted consistently with IRC Sec. 409A of the Code and any provisions contained in the Plan contrary to the provisions of IRC Sec. 409A are invalid.

16. DEFINITIONS

As used herein and in any Recipient Agreement, following terms have the following meanings:

“10% Shareholder” means the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Related Corporation (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code).

“Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

“Awards” means Options and Restricted Stock.

“Board” means the Board of Directors of the Company.

“Business Relationship” means the recipient serves the Company in the capacity of an employee, officer, director or consultant. The Board may, but need not, take into account Regulation 1.409A-1(h) when determining whether a Business Relationship exists.

“Cashless Exercise” means a program approved by the Board in which payment of the Option exercise price or tax withholding obligations or other required deductions may be satisfied, in whole or in part, with shares subject to the Option, including by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Company) to sell shares and to deliver all or part of the sale proceeds to the Company in payment of such amount.

“Cause” means, with respect to the termination by the Company or a Related Corporation of the Recipient’s Business Relationship with the Company or a Related Corporation, that such termination is for one or more of the reasons set forth in the definition of “Cause” as such term is expressly defined in a then-effective written agreement between the Recipient and the Company or such Related Corporation, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Board, the Recipient’s: (i) performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company or a Related Corporation; (ii) dishonesty, intentional misconduct, material violation of any applicable Company or Related Corporation policy, or material breach of any agreement with the Company or a Related Corporation; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

“Code” means the Internal Revenue Code of 1986 as amended from time to time.

“Committee” means a committee appointed by the Board under Section 3.

“Director” means a member of the Board.

“Disqualifying Disposition” has the meaning given it in Section 15(b).

“employment” shall be defined in accordance with the provisions of Treasury Regulation Section 1.421-7(h) under the Code (or any successor regulations).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” of an Option means the purchase price per share of Common Stock deliverable upon the exercise of an Option.

“Expiration Date” of an Option means the expiration date specified in accordance with Section 7.

“Fair Market Value” shall mean the fair market value of a share of Common Stock, as determined by the Board, and to the extent required, as provided in Regulation 1.409A-1(b)(5)(iv).

“Independent Contractor” means a “service provider” described in Regulation 1.409A-1(f)(3) and such other federal and state regulations defining “independent contractor” as may be applicable.

“ISO” or “Incentive Stock Options” means Options meeting the requirements of Section 422 of the Code.

“Non-Qualified Options” means Options which do no qualified as ISOs.

“Options” means options to acquire Common Stock of the Company.

“Option Exchange Program” means a program approved by the Board whereby (i) outstanding Options are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) outstanding Options are amended to increase or decrease the exercise price, and/or (iii) Recipients would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Board.

“Original Issue Price” means the price per share payable by a Recipient to the Company in connection with the issuance of Restricted Stock to the Recipient.

“parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation”, respectively, as those terms are defined in Sections 424(e) and 424(f) or successor provisions of the Code.

“Plan” means this Fourth Amended and Restated 2003 Incentive Plan, as amended.

“Plan Adoption Date” means the date on which this Plan was adopted by the Board, as set forth on the final page of this Plan.

“Recipient Agreement” means an agreement with a recipient setting forth the terms and conditions of an Award.

“Recipient” means the recipient of an Award. Except as otherwise indicated by the context, the term “Recipient”, as used in this Plan shall include the estate of the Recipient, the Recipient’s personal representative, or any other person who acquires the right to exercise this option by bequest or inheritance or otherwise by reason of the death of the Recipient or by reason of the Recipient’s incapacity.

“Regulation 1.409A”, or any subsection thereof, means section 1.409A or such subsection of the Regulations, including without limitation any amendment or successor thereto after the date of adoption of this Plan.

“Regulations” means the regulations, including without limitation proposed regulations, promulgated by the Internal Revenue Service pursuant to the Code.

“Related Corporation” means the Company, its parent (if any) and any present or future subsidiaries of the Company.

“Restricted Stock” means awards of, or opportunities to purchase, shares of Common Stock of the Company.

“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

“Securities Act” means the Securities Exchange Act of 1933, as amended.

“Stockholder Agreement” means any agreement or agreements in effect between the Company and one or more of its stockholders, which agreement may provide for rights of first refusal, restrictions on transfer, voting and other provisions as may be set forth therein.

“Vest”, “Vested”, and “Unvested” have the meanings given them in Section 8.

17. EFFECTIVE DATE AND DURATION OF THE PLAN.

(a) Effectiveness; Shareholder Approval.

(i) The Plan shall become effective when adopted by the Board, provided that, with respect to the Award of ISOs, this Plan must also have been approved by the shareholders of the Company within twelve months prior to such adoption by the Board, or be so approved by the shareholders within twelve months following adoption by the Board.

(ii) Amendments to the Plan not requiring shareholder approval under Applicable Laws or the terms of the Plan shall become effective when adopted by the Board.

(iii) Amendments to the Plan requiring shareholder approval shall become effective when adopted by the Board, subject to the consequences set forth in Section 18(b) if shareholder approval is not obtained within twelve months of adoption by the Board.

(b) Termination.

The Plan first became effective in February 2004, the date on which the Board initially adopted the Plan. Unless sooner terminated as provided elsewhere in the Plan, the Plan shall continue in effect for an additional term of ten (10) years until December 10, 2023 (ten (10) years from the date on which the Board approved an extension of the term of the Plan). Awards outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such Awards.

18. AMENDMENT OF THE PLAN.

(a) Amendment

The Board may at any time, and from time to time, modify or amend the Plan in any respect, except as otherwise expressly provided in the Plan; provided, however, that if at any time the approval of the shareholders of the Company is required under the Code with respect to ISOs, or is required under federal securities laws applicable to the Company, the Board may not effect such modification or amendment without such approval.

(b) Effect of Failure to Obtain Shareholder Approval.

(i) Subject to the limitation in this Section 18(b), Awards may be granted under the Plan at any time after the effective date and before the termination date of the Plan.

(ii) If shareholder approval of the Plan (or any amendment required to be approved by shareholders (the “Amendment”)) is not obtained within any required period specified in Section 17, then (x) any Awards previously granted under the Plan (or pursuant to such Amendment, as the case may be) shall terminate and shall be null and void, (y) no Awards shall be granted thereafter under the Plan (or pursuant to such Amendment, as the case may be) and (z) any Option exercised or other securities purchased hereunder (or pursuant to such Amendment, as the case may be) before shareholder approval of such Amendment is obtained shall be rescinded.

(c) Amendment of Awards.

The Board may amend outstanding Recipient Agreements in a manner not inconsistent with the Plan, and the Recipient’s consent to such action shall not be required unless the Board determines that the action would materially and adversely affect the Recipient. Without limiting the foregoing, without the consent of the Recipient, the Board shall have the right to amend or modify (i) the terms and provisions of the Plan and of any outstanding ISO granted under the Plan to the extent necessary to qualify any or all such Options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options within the meaning of Section 422 of the Code or non-qualified stock options exempt from the application of Section 409A of the Code, and (ii) the terms and provisions of the Plan and of any outstanding Option to the extent necessary to ensure the qualification of the Plan under Rule 16b-3.

19. NOTICES.

All notices under this Plan or a Recipient Agreement shall be delivered by hand, by email or fax, sent by commercial overnight courier service or sent by registered or certified mail, return receipt requested, and first-class postage prepaid, if to Company to its principal executive offices, attention: Corporate Secretary, and if to a Recipient, to the address of the Recipient on the Company’s records, or at such other address as may be designated in a notice by either party to the other. Notwithstanding the foregoing, any notice sent to such an address in a country other than that from which the notice is sent may be sent by fax or commercial air courier.